EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement, as amended, (Form S-3/A No. 333-148343) of Vyteris, Inc. and in the related Prospectus of our report dated March 15, 2006 (which contains an explanatory paragraph relating to Vyteris, Inc.'s ability to continue as a going concern), with respect to the consolidated statements of operations, stockholders' equity (deficit), and cash flows of Vyteris, Inc. for the year ended December 31, 2005 included in this Annual Report (Form 10-KSB) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

MetroPark, New Jersey
April 11, 2008